EXHIBIT 99.1

PRESS RELEASE

Contact:	Kenneth W. Smith
Chief Financial Officer
CIRCOR International, Inc.
(781) 270-1200

CIRCOR Announces Non-Cash Fourth Quarter Charge

•	Company makes changes to warehousing operations and inventory management

•	Fourth quarter orders and ending backlog reach record highs

Burlington, MA, January 21, 2005

CIRCOR International, Inc. (NYSE: CIR), a leading provider of valves and fluid control products for the instrumentation, aerospace, fluid regulation and energy markets, announced today that it will record a pre-tax charge of approximately $6.5 million in the fourth quarter 2004 for the disposal of inventory. This non-cash charge will reduce net income and diluted earnings per share for the fourth quarter and full year 2004 by $4.2 million and $0.27, respectively. The charge results from the Company’s recent decision to reduce its costs to manufacture and warehouse its inventory.

The Company’s Chairman and Chief Executive Officer, David A. Bloss, Sr., commented, “In our October 21, 2004, press release announcing third quarter 2004 earnings, we described our intention to determine whether a more aggressive market value adjustment would be necessary to expedite the sale and disposal of our slow-moving inventory, consistent with our continuing efforts to decrease working capital.

During our evaluation, we also considered the impact of our programs to procure inventory from less-expensive suppliers, primarily in Asia and Eastern Europe, which began two years ago. One result of our successful foreign-sourcing programs is that we need less internal manufacturing and warehousing capability, particularly in North America.

In addition, the Company’s past practice has been to retain much of its inventory for extended periods, even utilizing extra warehousing facilities and resources, an approach we now plan to modify.

After considering all these factors, we concluded that it is more cost effective to dispose of selected inventory and reduce warehouse capacity than to incur ongoing carrying costs. We have decided to lower our costs by disposing of certain inventories and consolidating facilities.”

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The Company plans to record a pre-tax, non-cash charge approximating $6.5 million in the fourth quarter 2004 for excess inventories and expects to dispose of a majority of this inventory in the first half of 2005. Regarding facilities, one warehouse in Texas was sold in the fourth quarter of 2004 and another warehouse in Oklahoma is expected to be vacated at the end of its lease term in the first half of 2005.

Mr. Bloss provided an update on market activity during CIRCOR’s fourth quarter, saying, “Many of the end markets we serve have strengthened during the quarter. Orders were especially strong for international projects within the oil and gas markets and we are starting 2005 with a record high backlog.”

CIRCOR International expects to announce its earnings for the fourth quarter and 2004 on February 15, 2005, and schedule a conference call to review its results on Wednesday, February 16, 2005, beginning at 9:00 am ET. Dial-in information will be announced in early February.

CIRCOR International, Inc. is a leading provider of valves and fluid control products that allow customers around the world to use fluids safely and efficiently in the instrumentation, thermal fluid regulation and energy markets. CIRCOR’s executive headquarters are located at 25 Corporate Drive, Burlington, MA 01803.

This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (SEC). The words “may,” “hope,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. We believe that it is important to communicate our future expectations to our stockholders, and we, therefore, make forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that we are not able to accurately predict or control, and our actual results, performance or achievements may differ materially from the expectations we describe in our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the cyclicality and highly competitive nature of some of our end markets, changes in the price of and demand for oil and gas in both domestic and international markets, variability of raw material and component pricing, fluctuations in foreign currency exchange rates, and our ability to continue operating our manufacturing facilities at efficient levels and to successfully implement our acquisition strategy. We advise you to read further about these and other risk factors set forth under the caption “Certain Risk Factors That May Affect Future Results” in our SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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